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                                                                   EXHIBIT 10(x)


                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made as of December 1, 2001 between KCS ENERGY, INC., a Delaware corporation whose principal place of business is located at 5555 San Felipe, Suite 1200, Houston, Texas 77056 (the "COMPANY") and J. CHRIS JACOBSEN (the "EXECUTIVE").

The Company and Executive agree as follows:

                  1. RECITALS.

                           1.1. Executive is employed by the Company.

                           1.2. The Company and Executive each believe it to be
in their respective best interest to enter into this Agreement setting forth the mutual understandings and agreements reached between them with respect to Executive's continuing employment with the Company.

                  2. EMPLOYMENT; TERM. The Company shall employ Executive, and Executive shall be employed by the Company, upon the terms and conditions provided in this Agreement, commencing as of the date of this Agreement. Unless Executive's employment is earlier terminated as provided in this Agreement, the term of this Agreement shall continue until December 31, 2003 and shall automatically be extended until the next December 31 each year thereafter unless notice of non-renewal is provided by either party to the other at least one year prior to the then scheduled expiration date.

                  3. POSITION AND DUTIES. Executive shall serve as the Senior Vice President of the Company and shall have such duties, responsibilities and authority as are customary to his position and as are reasonably necessary for the performance of his obligations hereunder, subject at all times to the authority of the board of directors, the Chief Executive Officer and the Chief Operating Officer of the Company. Executive shall devote all of his business time, attention, skill and efforts and his undivided loyalty to the business and affairs of the Company.

                  4. SALARY AND BONUS. The Company shall pay to Executive an annual salary of $175,000 payable in periodic installments in accordance with the customary payroll practices of the Company. The annual salary shall be subject to annual review, commencing in 2002, for appropriate increases at the discretion of the board of directors of the Company.

                           4.1. In addition to his salary, Executive will be
eligible for an annual cash bonus award depending upon the performance of the Company and



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Executive each year measured against the Company's business plan and the goals for Executive for such year as determined by the board of directors of the Company, or its compensation committee. The amount of the annual cash bonus shall be equal to a percentage of Executive's base salary for the applicable year, and the applicable percentage shall be based on the performance levels for the applicable year, as follows:

                      Performance Level                  Percentage
                      -----------------                  ----------

                           Threshold                        15%

                           Target                           30%

                           Maximum                          60%

The bonus percentages shall be prorated between performance levels. The bonus percentages for performance levels shall be subject to review and modification annually by the board of directors of the Company, or its compensation committee consistent with the Company's compensation philosophy and market compensation.

                           4.2. All salary and bonus payments shall be subject
to all employee payroll deductions required by law.

                  5. BENEFITS. Executive shall be entitled to continuation of executive life and disability insurance coverage with premiums paid by the Company under the existing life and disability insurance policies to the extent available to the Company for costs comparable to those presently in effect. Executive shall also be eligible to participate in the medical, health, insurance, 401(k), stock option and similar plans and benefits of the Company from time to time in effect for senior executives of the Company, subject to and in accordance with the terms and conditions of each such plan or benefit; provided, however, that the Company shall be entitled to modify or abolish any such plans or benefits and nothing contained in this Agreement shall be deemed to limit the Company's discretion to modify or abolish such plans or benefits for all covered employees, including Executive. Executive acknowledges that any stock options or other benefits that may be granted under the Company's stock option plan shall be subject to the discretion of the board of directors of the Company. Executive shall be entitled to vacation time each year in accordance with the Company's policies.

                  6. EXPENSE REIMBURSEMENT. The Company shall reimburse Executive for all reasonable costs and expenses incurred by him in the performance of his duties subject to and in accordance with the expense reimbursement policies of the Company in effect from time to time.

                  7. TERMINATION OF EMPLOYMENT. Executive's employment with the Company, and the term of this Agreement, shall be subject to termination prior to the Expiration Date, as follows:



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                           7.1. The Company shall be entitled to terminate
Executive's employment at any time either for Cause or without Cause by giving Executive notice of such termination setting forth the Termination Date, and if such termination is for Cause, then the notice shall also set out the event or events giving rise to such termination for Cause.

                           7.2. Executive shall be entitled to terminate
Executive's employment at any time either for Good Reason or other than for Good Reason by giving the Company notice of such termination setting forth the Termination Date. If Executive gives a termination notice pursuant to this
Section 7.2, the Company shall be entitled to accelerate the date of Executive's termination of employment to any date prior to the date set forth in Executive's notice of termination.

                           7.3. Either the Company or Executive shall be
entitled to terminate Executive's employment at any time because of Executive's permanent disability.

                           7.4. Executive's employment shall automatically
terminate upon his death.

                  8. COMPENSATION IN EVENT OF TERMINATION. Except as provided in this Section 8, Executive shall not be entitled to any severance or other compensation from the Company after his termination of employment.

                           8.1. If Executive's employment is terminated by the
Company for Cause or by Executive for other than Good Reason, then the Company shall pay Executive any earned but unpaid salary and any accrued but unpaid vacation pay as of the Termination Date and Executive shall not be entitled to any other compensation from the Company.

                           8.2. If Executive's employment is terminated because
of death or permanent disability, then the Company shall pay Executive any accrued but unpaid salary and any accrued but unpaid vacation pay as of the Termination Date and a pro rata amount of Executive's targeted bonus for the year in which Executive dies or becomes permanently disabled, and Executive shall not be entitled to any further compensation from the Company, except that in the case of a disability, Executive shall be entitled to such benefits, if any, payable by the Company to its employees under any disability benefit plan which the Company may have in effect as of the date of any such disability in which Executive is a participant.

                           8.3. If the Company terminates Executive's employment
other than for Cause, death or permanent disability or Executive terminates his employment for Good Reason, at any time other than within two (2) years after a Change in Control, then the Company shall pay to Executive: (i) an amount equal to Executive's annual base



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salary in effect as of the Termination Date; plus (ii) the amount of any accrued but unpaid salary as of the Termination Date; plus (iii) a pro rata amount of Executive's targeted bonus for the year in which the Termination Date occurs; plus (iv) the amount of any accrued but unpaid vacation pay through the Termination Date.

                           8.4. If the Company terminates Executive's employment
other than for Cause, death or permanent disability or Executive terminates his employment for Good Reason, at any time within 2 years after a Change in Control, then the Company shall pay to Executive: (i) an amount equal to two (2) times the greater of (a) Executive's annual base salary in effect as of the Termination Date or (b) Executive's annual base salary in effect immediately preceding the Change in Control; plus (ii) an amount equal to two (2) times the greater of (a) the amount of any cash bonus payable to Executive for the year in which the Termination Date occurs (provided that if Executive's bonus for such year has not been determined as of the Termination Date, then the amount of the bonus shall be determined as if Executive earned 100% of the targeted bonus for such year) or (b) the amount of any cash bonus paid to Executive for the year immediately preceding the year in which the Change in Control occurs; plus (iii) the amount of any earned but unpaid salary as of the Termination Date; plus (iv) a pro rata amount of Executive's targeted bonus for the year in which the Termination Date occurs; plus (v) the amount of any accrued but unpaid vacation pay through the Termination Date.

                           8.5. If the Company terminates Executive's employment
at any time other than for Cause, death or permanent disability or Executive terminates his employment at any time for Good Reason, then any stock options or restricted stock granted to Executive by the Company as of the Termination Date shall immediately vest and remain exercisable until the later of (i) one (1) year from the Termination Date or (ii) the date on which such options may be exercised pursuant to the employee stock option plan under which they were granted.

                           8.6. If the Company terminates Executive's employment
at any time other than for Cause, death or permanent disability or Executive terminates his employment at any time for Good Reason, then the Company shall continue to maintain and pay the premiums for Executive's medical and life insurance with coverage which is substantially similar to the coverage in effect as of the Termination Date until the earlier of (i) in the case such termination occurs at any time other than within two (2) years after a Change in Control, the first anniversary after the Termination Date, or in the case such termination occurs within two (2) years after a Change in Control, the second anniversary of the Termination Date or (ii) the date Executive becomes employed by another employer and is entitled to substantially similar benefits under such employer's benefit plan. If continued coverage is not permitted under the Company's insurance plans, then the Company will (a) provide Executive with substantially similar insurance through



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another insurance carrier or (b) reimburse Executive for the full cost of obtaining such insurance.

                           8.7. All payments to Executive required to be made
pursuant to Sections 8.3 and 8.4 shall be paid by the Company within five (5) days after the Termination Date and all payments to Executive required to be made under clause (b) of the last sentence of Section 8.6 shall be paid within five (5) days of Executive's furnishing the Company with evidence of the cost of such insurance, in each case, by wire transfer or Company check at Executive's option. All payments required to be made to Executive pursuant to this Agreement shall be subject to the withholding of such payroll taxes as may be required by law.

                  9. EXCISE TAXES. In the event it shall be determined that any payment by the Company to or for the benefit of Executive pursuant to Section 8 of this Agreement (determined without regard to any additional payments required under this Section 9) (a "PAYMENT") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor statute (the "EXCISE TAX"), then Executive shall be entitled to receive an additional payment (an "EXCISE TAX PAYMENT") in an amount equal to the Excise Tax.

                           9.1. All determinations required to be made under
this Section 9, including whether and when an Excise Tax Payment is required, the amount of such Excise Tax Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as shall be designated by the Company (the "ACCOUNTING FIRM"). All fees and expenses of the Accounting Firm shall be paid by the Company. Any Excise Tax Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive (or to the Internal Revenue Service on Executive's behalf) within thirty (30) days of the receipt of the Accounting Firm's determination. All determinations made by the Accounting Firm shall be binding upon the Company and Executive.

                           9.2. Executive shall notify the Company in writing of
any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive receives written notification of such claim (provided, however, that the failure to provide such notification within such period as provided herein shall not relieve the Company of its obligations under this Section 9 except to the extent that the Company is materially prejudiced thereby) and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the



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expiration of such period that it desires to contest such claim, Executive shall take such action in connection with contesting such claim as the Company shall reasonably request from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, cooperating with the Company in good faith in order to effectively contest such claim, and permitting the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest. Without limiting the foregoing provisions of this Section 9.2, the Company shall control all proceedings taken in connection with such contest and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, as the Company shall determine and direct; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis; and further provided that any extension of the statute of limitations relating to the payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. If any Excise Tax, employment tax or income tax is imposed on Executive as a result of any costs and expenses paid by the Company in connection with any contest relating to the Excise Tax in accordance with this Section 9.2, then the Company shall reimburse Executive for the amount of any such Excise Tax, employment tax or income tax so imposed on Executive as, if and when any such tax is imposed on Executive. Furthermore, the Company's control of the contest shall be limited to issues with respect to which an Excise Tax Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           9.3. If, after Executive's receipt of an amount
advanced by the Company pursuant to this Section 9, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund attributable to the Excise Tax on the Payment.

                           9.4. The provisions of this Section 9 shall survive
the expiration of the Term.

                  10. NON-DISCLOSURE; NON-SOLICITATION.

                           10.1. Executive agrees that he will not, at any time
during the term of his employment by the Company, except in the performance of his duties hereunder, or at any time after the termination of his employment communicate or disclose to any person (other than the Company or its affiliates), or use for his own account or the benefit of any other person any Confidential Information (as hereinafter defined). For purposes of this Agreement, the term "CONFIDENTIAL INFORMATION" shall mean any and all



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confidential or proprietary knowledge and information relating to the business of the Company or any of its subsidiaries or affiliates, except for any information which shall be in the public domain other than as a result of Executive's violations of his obligations under this Agreement.

                           10.2. Executive agrees that he will not, at any time
during the term of his employment by the Company, or at any time within two (2) years after the termination of his employment, for his own account or benefit or for the account or benefit of any other person, firm or entity, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries or induce any employee of the Company or any of its subsidiaries to terminate his employment with the Company or any of its subsidiaries.

                  11. DEFINITIONS. As used in this Agreement, the following terms shall have the indicated meanings:

                           11.1. "CHANGE IN CONTROL": The first to occur of any
of the following events which occurs at any time after the date of this Agreement and on or before August 31, 2004 (but not thereafter): (i) Any "person" (as the term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), other than a trustee or other fiduciary holding securities under an executive benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the combined voting power of the Company's then outstanding securities; (ii) individuals who are members of the Board on the date of this Agreement (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement in replacement for a director who has died or become disabled and whose election was approved by a vote of at least a majority of the directors comprising the incumbent Board, or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (iii) a merger or consolidation of the Company with any other corporation or other business entity, other than a merger or consolidation which would result in the combined voting power of the Company's securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) a sale or disposition by the Company of all or substantially all of the Company's assets.

                           11.2. "CAUSE": The occurrence of any of the following
events:



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                                    11.2.1. The commission by Executive of an
act of willful misconduct in any material respect including, but not limited to, the willful violation of any material law, rule, regulation or cease and desist order applicable to Executive or the Company (other than a law, rule or regulation relating to a minor traffic violation or similar offense), or an act which constitutes a breach of a fiduciary duty owed to the Company by Executive involving personal profit;

                                    11.2.2. The commission by Executive of an
act of dishonesty relating to the performance of Executive's duties, habitual unexcused absence from work, willful failure to perform duties in any material respect (other than any such failure resulting from Executive's incapacity due to physical or mental illness or disability), or gross negligence in the performance of duties resulting in damage or injury to the Company, its reputation or goodwill (provided, however, that in the event of Executive's willful failure to perform duties in any material respect, Executive shall be provided with written notice of such event and shall be provided with a reasonable opportunity, and in no event more than thirty (30) days, to cure such failure to perform his duties); or

                                    11.2.3. Any felony conviction of Executive
or any conviction involving dishonesty, fraud or breach of trust (other than for a minor traffic violation or similar offense), whether or not in the line of duty.

                           11.3. "GOOD REASON": The occurrence of any of the
following events without the consent of Executive which remain in effect ten
(10) days after the Company receives written notice of any such event from
Executive:

                                    11.3.1. Any material diminution of
Executive's position with the Company including Executive's status, office, title, responsibilities and reporting requirements;

                                    11.3.2. Any reduction in Executive's annual
base salary or targeted bonus compensation; or

                                    11.3.3. The Company's requiring Executive to
be based at any office location further than fifty (50) miles from Executive's office location as of the date of this Agreement.

                           11.4. "TERMINATION DATE": (i) The date on which the
Company receives written notice (or any later date specified in such notice) that Executive's employment with the Company is terminated (or such earlier date to which the Company accelerates the date of Executive's termination of employment as provided in Section 7.2) or (ii) the date on which Executive receives written notice (or any later date specified in such notice) that Executive's employment is terminated by the Company.



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                  12. RELEASE OF CLAIMS. No payments shall be made to Executive under Sections 8.3, 8.4 and/or 8.6 of this Agreement unless and until Executive shall sign and deliver to the Company an agreement in a form reasonably satisfactory to the Company pursuant to which Executive agrees to release all claims he may have against the Company, other than (i) claims arising under this Agreement and claims with respect to the reimbursement of business expenses or with respect to benefits which are to continue in effect in accordance with the terms of this Agreement, (ii) claims he may have as a holder of options to acquire equity securities of the Company (which shall be governed by the documents by which Executive was granted such options) and (iii) claims he may have as a shareholder of the Company.

                           13. PRIOR AGREEMENTS. This Agreement shall supercede
and replace all prior agreements between the Company and Executive concerning Executive's employment by the Company or the termination thereof, including but not limited to the Change in Control Agreement dated August 1, 2001, and all of such prior agreements are hereby terminated.

                  14. MISCELLANEOUS PROVISIONS.

                           14.1. NO MITIGATION. Executive shall not be required
to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payment and benefits to which Executive is entitled under this Agreement. The amount of such payments and benefits shall not be reduced by any compensation or benefits received by Executive from other employment other than with respect to the insurance benefits as provided in
Section 8.6.

                           14.2. LITIGATION COSTS. In the event of any
litigation between the Company and Executive concerning this Agreement or any of the terms thereof, the prevailing party in such litigation shall be entitled to recover its costs of suit, including reasonable attorneys fees, from the other party.

                           14.3. AMENDMENTS. This Agreement shall not be amended
or modified in any way unless such amendment or modification is in writing and signed by the Company and Executive.

                           14.4. ENTIRE AGREEMENT. This Agreement contains the
entire understanding of the Company and Executive concerning the subject matter hereof and supersedes any prior or contemporaneous agreement, written or oral, with respect to the same subject matter.

                           14.5. BINDING EFFECT. This Agreement is binding on
the Company and Executive and their respective successors in interest and as applicable, personal representatives and beneficiaries.



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                           14.6. GOVERNING LAW This Agreement is made and
delivered in the State of Texas, and shall be governed by and construed according to Texas law, but without giving effect to any Texas choice of law provisions which would make the laws of a different jurisdiction govern or apply.

                           14.7. NOTICES. All notices given pursuant to this
Agreement must be in writing and shall be deemed to have been duly given and to be effective on delivery or refusal of delivery, if hand-delivered; or mailed, postage prepaid, by certified or registered mail, return receipt requested; or sent by Federal Express or other national courier service for next business day delivery; or upon confirmation of receipt, if transmitted by fax; in each case addressed to the Company at its principal place of business and to Executive either at his office address (but if at his office address, then only by hand-delivery) or his residence address as reflected on the Company's records, or to such other address as the Company or Executive shall specify to the other by a notice given pursuant to this Section 12.6.

                           14.8. INTERPRETATION. The terms of this Agreement
have been fully negotiated by the Company and Executive in consultation with their respective counsel, and the final wording of this Agreement has been arrived at by all of them as a result of such mutual discussions and negotiations. Accordingly, no provision of this Agreement shall be construed against one party, or in favor of another party, merely because of which party (or its representative) drafted or supplied the wording for such provision.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement, all as of the first date above written.

                                        KCS ENERGY, INC.


                                        By
                                          --------------------------------------
                                          Name:  JAMES W. CHRISTMAS
                                               ---------------------------------
                                          Title: PRESIDENT
                                                --------------------------------


                                        ----------------------------------------
                                        J. CHRIS JACOBSEN



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